Calculation of Filing Fee Tables
S-8
Perion Network Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value NIS 0.03 per share	Other	2,000,000	$ 9.63	$ 19,260,000.00	0.0001381	$ 2,659.81
Total Offering Amounts:						$ 19,260,000.00		$ 2,659.81
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,659.81
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional Ordinary Shares, which become issuable under the 2024 Share Incentive Plan of Perion Network Ltd. (the "Company" or the "Registrant"), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Company. (2) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the Nasdaq Global Select Market on April 10, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources